Exhibit 10.1
AMENDMENT NO. 1
TO THE
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
This Amendment No. 1 to the Membership Interests Purchase Agreement (this “Amendment”), dated as of June 30, 2008, is entered into by and among Newpark Resources, Inc., a Delaware corporation (“Newpark”), Newpark Drilling Fluids LLC, a Texas limited liability company and a direct wholly-owned subsidiary of Newpark (“DFI”), Newpark Texas, L.L.C., a Louisiana limited liability company and an indirect wholly-owned subsidiary of Newpark (“Newpark Texas”), CCS Inc., an Alberta corporation (“CCS”), and CCS Midstream Services, LLC, a Louisiana limited liability company (“Purchaser”), and an Affiliate of CCS.
RECITALS:
A. Reference is herein made to that certain Membership Interests Purchase Agreement by and among Newpark, DFI, Newpark Texas, CCS, and Purchaser, dated April 16, 2008 (the “Purchase Agreement”). Terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.
B. The parties to the Purchase Agreement acknowledge that each of Newpark and CCS has fulfilled its initial obligations under Section 5.2(a) of the Purchase Agreement as originally written to file, or cause to be filed, on or before May 1, 2008 with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated in the Purchase Agreement by the HSR Act, requesting early termination of the waiting period thereunder.
C. Newpark, DFI, Newpark Texas, CCS, and Purchaser, who constitute all of the parties to the Purchase Agreement, desire to amend the Purchase Agreement as set forth herein in accordance with Section 11.8 of the Purchase Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
Section 1. Amendment Format. In connection with each amendment to the Purchase Agreement and the Newpark Disclosure Schedule as set forth herein or attached hereto that is not being deleted or added in its entirety (i) the text of the language in the Purchase Agreement or the Newpark Disclosure Schedule which is being deleted by such amendment is stricken through, and (ii) the text of the language in the Purchase Agreement or the Newpark Disclosure Schedule which is being added is double-underlined and boldfaced.
Section 2. Amendment to Defined Terms. The Parties to the Purchase Agreement acknowledge that Purchaser changed its name to “CCS Midstream Services, LLC” on June 5, 2008. Therefore, the definition of “Purchaser” in the Preamble of the Purchase Agreement is hereby amended to mean CCS Midstream Services, LLC.

Section 3. Amendment to Section 2.4(c). Section 2.4(c) of the Purchase Agreement is amended and restated in its entirety as follows:
(c) For purposes of this Agreement, “Net Working Capital” shall (i) be calculated as of the Effective Time on an aggregate basis among the Transferred Entities and (ii) mean the amount equal to the Current Assets minus Current Liabilities. “Current Assets” shall mean, subject to the adjustments set forth below, the current assets of the Transferred Entities as of the Effective Time comprised of accounts receivable, whether billed or unbilled (net of allowances for doubtful accounts); costs and estimated earnings in excess of billings on uncompleted contracts; the current portion of any notes or other receivables; inventories; and prepaid expenses. “Current Liabilities” shall mean, subject to the adjustments set forth herein, the current liabilities of the Transferred Entities as of the Effective Time comprised of accounts payable; accrued liabilities; the current portion of any Capital Leases; billings in excess of costs and estimated earnings on uncompleted contracts; and, payroll, accrued incentive compensation and bonuses, accrued vacation benefits and related taxes and withholdings payable. Subject to the adjustments set forth below, Current Assets and Current Liabilities shall be computed in accordance with GAAP on a basis consistent with the December 31, 2007 combined balance sheet of NESI. Notwithstanding the foregoing, for purposes of calculating the Net Working Capital, the Current Assets and the Current Liabilities shall not include:
(i) to the extent not incurred in the ordinary course of business, intercompany receivables and payables between or among any of the Transferred Entities, Newpark and its other Affiliates;
(ii) any bank or funded Indebtedness including, without limitation, any short-term debt and the current portion of any long-term debt that has been or will be paid in full by the Transferred Entities, Newpark and its other Affiliates prior to the Effective Time;
(iii) any liability for income Taxes payable by any of the Transferred Entities that are actually paid or payable, when due, by Newpark or one of its Affiliates other than the Transferred Entities; and
(iv) any proceeds from the transfer of the owned barges pursuant to Section 5.18.
Section 4. Amendment to Section 3.8 of the Newpark Disclosure Schedule. Section 3.8 of the Newpark Disclosure Schedule is amended and restated in its entirety to read as set forth on Schedule 3.8 attached hereto.

Section 5. Amendment to Section 3.16 and Section 3.16 of the Newpark Disclosure Schedule.
5.1 The final paragraph of Section 3.16 of the Purchase Agreement is amended and restated in its entirety by the following:
Except as set forth in Section 3.16 of the Newpark Disclosure Schedule, each Contract required to be disclosed pursuant to this Section 3.16 (collectively, the “Material Contracts”), whether written or oral, is in full force and effect and is a valid and binding agreement of the Transferred Entity, as the case may be, and, to Newpark’s knowledge, of each other party thereto. Except as set forth in Section 3.16 of the Newpark Disclosure Schedule, none of the Transferred Entities or, to the knowledge of Newpark, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract and neither any Transferred Entity, Newpark, DFI nor Newpark Texas has received any notice of termination or threatened termination of any Material Contract or is aware of any facts or circumstances that either currently or with the passage of time could result in a breach or default under or give rise to a right to terminate any Material Contract, including, without limitation, any Transportation Contract. Newpark has made available to the Purchaser complete and correct copies of each Material Contract.
5.2 Section 3.16 of the Newpark Disclosure Schedule is amended and restated in its entirety to read as set forth on Schedule 3.16 attached hereto.
Section 6. Amendment to Section 5.1(a). Section 5.1(a) of the Purchase Agreement is amended and restated in its entirety by the following:
(a) After the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Newpark shall, and shall cause each of the Transferred Entities and their respective representatives to (i) afford Purchaser and its representatives access, at reasonable times during normal business hours after first obtaining the consent of Newpark, to the books, records, properties and personnel of the Transferred Entities; (ii) furnish Purchaser and its representatives with such additional financial, operating and other data and information within the control of Newpark and/or the Transferred Entities as Purchaser may reasonably request; and (iii) otherwise cooperate with the investigation by Purchaser and its representatives of the Transferred Entities; provided, however, that if the Outside Date is extended past July 15, 2008, Newpark may limit Purchaser’s access to the personnel of the Transferred Entities if Newpark determines, in its reasonable discretion, that such access would be disruptive to Newpark’s business. Any expenses related to the furnishing of such information which is within the control of Newpark and/or the Transferred Entities shall be paid by Newpark. The foregoing shall not require Newpark, DFI, Newpark Texas or any Transferred Entity to permit any inspection, or to disclose any information, that in the reasonable judgment of Newpark is reasonably likely to result in the disclosure of any trade secrets to third parties, violate any of its obligations with respect to confidentiality or disclose information that does not relate exclusively to the Business. All information provided to Purchaser and its representatives in accordance with this Agreement, including this Section 5.1, or by a third party subject to an obligation of confidentiality for the benefit, either directly or indirectly, of Newpark shall, prior to the Closing, be held by Purchaser and its representatives in accordance with, shall be considered “Evaluation Material” under, and shall be subject to the terms of, the Confidentiality Agreement. All requests for information made pursuant to this Section 5.1(a) shall be directed to a designated officer of Newpark or such other individual as may be designated by Newpark, and shall not be granted to the extent deemed inconsistent with any Law.

Section 7. Amendment to Section 5.2(a). Section 5.2(a) of the Purchase Agreement is amended and restated in its entirety by the following:
(a) Each of Newpark and CCS shall file, or cause to be filed, on or before June 4, 2008 with the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) the notification and report form required for the transactions contemplated hereunder by the HSR Act, requesting early termination of the waiting period thereunder. Newpark and CCS shall use reasonable efforts to coordinate their initial filing of the notification and report form so that such filings are made simultaneously. Each of the parties further agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using commercially reasonable efforts (i) to supply promptly any additional information or documentary material that may be requested by a Governmental Entity, including, without limitation, the DOJ or the FTC, (ii) to obtain all other consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, (iv) to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from a Governmental Entity, if any, and (v) to fulfill all conditions to this Agreement.
Section 8. Amendment to Article V. Article V of the Purchase Agreement is amended to add the following Section 5.18:
5.18 Transfer of Owned Barges. Immediately prior to Closing, and after satisfaction or waiver of all conditions to the parties’ obligations to close as set forth in Article VIII, Newpark shall cause NESI to transfer and convey to CCS 7525, L.L.C. the owned barges described in Section 5.18 of the Newpark Disclosure Schedule pursuant to the terms and conditions set forth in transfer documents which are in a form mutually acceptable to Newpark and CCS 7525, L.L.C. For the avoidance of doubt, Purchaser acknowledges that the transfer of the barges as contemplated by this Section 5.18 shall not constitute a breach of any representation, warranty or covenant of Newpark, DFI or Newpark Texas contained in this Agreement.
Section 9. Amendment to Section 9.1(a)(ii). Section 9.1(a)(ii) of the Purchase Agreement is amended and restated in its entirety by the following:
(ii) by Newpark if CCS (or Purchaser) shall not have filed on or before June 4, 2008 with the DOJ and FTC the notification and report form required to be filed by CCS (or Purchaser) for the transactions contemplated hereby pursuant to the HSR Act;

Section 10. Amendment to Section 9.1(a)(iii). Section 9.1(a)(iii) of the Purchase Agreement is amended and restated in its entirety by the following:
(iii) by Purchaser if Newpark shall not have filed on or before June 4, 2008 with the DOJ and FTC the notification and report form required to be filed by Newpark for the transactions contemplated hereby pursuant to the HSR Act;
Section 11. Amendment to Section 9.1(a)(iv). Section 9.1(a)(iv) of the Purchase Agreement is amended and restated in its entirety by the following:
(iv) by either Newpark, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred on or before July 15, 2008 (the “Outside Date”); provided, however, that (A) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if all other conditions to consummation of the transactions contemplated by this Agreement are satisfied or capable of then being satisfied, and the sole reason that such transactions have not been consummated by such date is that the condition set forth in Section 8.1(a) has not been satisfied, provided, that the extension may be increased to a period not to exceed seventy-five (75) days if a Divestiture is required and any dispute with respect to the Agreed Value is submitted to an Accounting Arbitrator or a valuation expert in accordance with Section 5.2(e), provided, further, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the later to occur of the date upon which the waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated, or the date upon which a determination of the Agreed Value is made, (B) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed forty-five (45) days if one or more Environmental Disputes shall have been submitted to arbitration in accordance with Section 5.14(d), provided, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the date upon which the arbitrator shall have delivered his written decision with respect to such Environmental Disputes, (C) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended) until the sooner to occur of (1) the expiration of Purchaser’s thirty (30) day notice period provided for in Section 5.14(c)(iii), or (2) five (5) Business Days following the Purchaser’s delivery of its notice under Section 5.14(c)(iii) that Purchaser is electing to continue with the transactions contemplated by this Agreement, (D) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date (as same may have been extended) up to six (6) months if Newpark exercises its option under Section 5.14(c)(iii) to cure or remediate the Selected Alleged Recognized Environmental Conditions, (E) either Newpark or Purchaser may, at its sole discretion, extend the Outside Date on one or more occasions for an aggregate period not to exceed thirty (30) days if a dispute with respect to LTM EBITDA shall have been submitted to an Accounting Arbitrator in accordance with Section 9.1(b), provided, that the Outside Date shall not be extended for a period in excess of five (5) Business Days following the date on which the Accounting Arbitrator shall have delivered his written decision with respect to any such dispute, and (F) the right to terminate this Agreement under this Section 9.1(a)(iv) shall not be available to any party to this

Agreement whose failure to comply or perform in any material respect with such party’s representations, warranties, covenants or other agreements contained in this Agreement has been the cause of or resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date. In the event (x) any Environmental Report required pursuant to Section 5.14 hereof shall not have been completed on or before the Outside Date, or (y) any Environmental Dispute shall not have been resolved by arbitration or otherwise on or before the Outside Date as it may have been extended pursuant to clause (B) above, Newpark shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as same may have been extended). In the event Newpark shall not have completed the cure or remediation of the Selected Alleged Recognized Environmental Conditions on or before the Outside Date as it may have been extended pursuant to clause (D) above, Purchaser shall have the right, at its discretion, to terminate this Agreement on the Outside Date (as the same may have been extended);.
Section 12. Amendment to Section 9.1(a)(viii). Section 9.1(a)(viii) of the Purchase Agreement is amended and restated in its entirety by the following:
(viii) by Purchaser, if it is not satisfied, in its sole discretion, with the results of its due diligence, provided, however, that as a condition to its right to terminate this Agreement pursuant to this Section 9.1(a)(viii), the Purchaser must provide written notice of such termination to Newpark on or before July 15, 2008. If Purchaser fails to provide such written notice of termination on or before July 15, 2008, Purchaser shall have waived any right to terminate this Agreement pursuant to this Section 9.1(a)(viii);
Section 13. Amendment to Section 11.6. Section 11.6 of the Purchase Agreement is amended and restated in its entirety by the following:
11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; provided, however, that no party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (i) each of Newpark, DFI, Newpark Texas and Purchaser may assign their respective rights and obligations under this Agreement to an Affiliate of Newpark and/or Purchaser, as the case may be; provided, that no such assignment shall release Newpark, Newpark Texas and/or Purchaser from any liability or obligation under this Agreement and (ii) CCS or Purchaser, as part of any merger, consolidation, contribution by or reorganization of CCS or Purchaser in which all of CCS’s or Purchaser’s operating assets are merged into, consolidated with or otherwise contributed to Purchaser or any Affiliate of Purchaser, as the case may be, may assign all of its respective rights and obligations under this Agreement to such successor in interest to CCS’s or Purchaser’s assets; provided, that no such assignment shall release CCS or Purchaser from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 11.6 shall be void.

Section 14. Amendment to Section 5.18 of the Newpark Disclosure Schedule. Section 5.18 of the Newpark Disclosure Schedule shall be amended to add Section 5.18 which shall consist of Exhibit A to this Amendment.
Section 15. Amendment to Section 10.2(d) of the Newpark Disclosure Schedule. Section 10.2(d) of the Newpark Disclosure Schedule is amended and restated in its entirety to read as set forth on Schedule 10.2(d) attached hereto.
Section 16. Miscellaneous. The provisions of the Purchase Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Texas without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Membership Interests Purchase Agreement as of the day and year first above written.

NEWPARK RESOURCES, INC.
By:	/s/ Paul L. Howes
	Name:	Paul L. Howes
	Title:	President and Chief Executive Officer

NEWPARK DRILLING FLUIDS LLC
By:	/s/ Mark J. Ariola
	Name:	Mark J. Ariola
	Title:	Vice President

NEWPARK TEXAS, L.L.C.
By:	/s/ Mark. J. Ariola
	Name:	Mark J. Ariola
	Title:	Vice President

CCS INC.
By:	/s/ Jim McMahon
	Name:	Jim McMahon
	Title:	Vice President

CCS MIDSTREAM SERVICES, LLC
By:	/s/ Jim McMahon
	Name:	Jim McMahon
	Title:	Vice President
Signature Page to Amendment No. 1 to the Membership Interests Purchase Agreement.